SCHEDULE 14A INFORMATION

                         Securities Exchange Act of 1934

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[_]  Preliminary Proxy Statement
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                          Columbus McKinnon Corporation
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                    (Exact Name as Specified In its Charter)

                  The Columbus McKinnon Shareholders Committee
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                   (Name of Person(s) Filing Proxy Statement)

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                       METROPOLITAN CAPITAL ADVISORS, INC.
                               660 MADISON AVENUE
                            NEW YORK, NEW YORK 10021


May 5, 1999

Mr. Timothy Tevens
Chief Executive Officer
Mr. Robert Montgomery, Jr.
Executive Vice President/Chief Financial Officer
Columbus McKinnon Corporation
140 John James Audubon Parkway
Amherst, NY 14228

Dear Tim and Bob:

As you know, Bedford Falls Investors, L.P. ("Bedford Falls") has been a significant shareholder of Columbus McKinnon ("Columbus") since shortly after the company's initial public offering three years ago. During that time my colleagues and I have often met with you to discuss the company's business strategy and ways of realizing greater value for shareholders. After much waiting, the continued underperformance of Columbus's share price has eliminated our remaining confidence in the board's current strategy. As a result, we and others have decided to nominate an alternate slate of directors at the next shareholder meeting. Let me explain the reasons for our decision in more detail.

At the outset, let me make clear that we recognize that operationally the company has performed well. In fact, the investment community is also aware of your operational strength and value, and is expecting even better performance to come. Notwithstanding this, the company's stock has languished and has underperformed broad stock market indices over any meaningful time frame, and continues to do so even today. Despite this poor record, the current board of directors has steadfastly refused to consider a sale of the company as a means of maximizing shareholder value. This dismissive attitude towards the interests of the public shareholders does nothing to attract new holders.

Several of our contacts with the company serve to demonstrate the reasons for our conclusion:

         - At a July 9, 1997, meeting, Rob Lietzow and I encouraged Bob and then Chief executive Officer, Herb Ladds, Jr., to consider a sale of the company as the most effective mechanism for maximizing shareholder value. We discussed that such a sale would provide shareholders with a substantial premium to the then market price of $20 per share. The company's response was that there were too many exciting opportunities available to the company and a sale would "leave too much money on the table". We took your representations at face value and awaited the results of your strategic plan. So far, they have been very disappointing. Over the nearly two years since that meeting, Columbus's share price has appreciated by 5.0%. Over the last twelve months, Columbus's share price has declined by approximately 28.2%. Over comparable periods, the S&P 500 Index has appreciated by 46.8% and 19.4%, respectively.

         - More recently, in March 1999, we met at the Schroder Wertheim Industrial Conference, shortly after Columbus had completed its acquisition of GL International. You described the acquisition as being difficult and time consuming to structure. In fact you had to overcome a highly levered balance sheet making debt financing difficult, while at the same time you were unable to use company stock as currency as it was (and still is) so undervalued. This combined burden of high leverage and low stock price will continue to retard the company's ability to grow through meaningful acquisitions, as it is likely future acquisitions will be equally difficult to consummate. As a result, I reiterated that a sale of the company would be the better route to maximize value for shareholders. Though you have expressed that management's priority is to grow the business, we believe that both the shareholder's goals and your own are met by a sale that returns significant value to shareholders, and at the same time provides management with new access to expansion capital and financing.

                  In response, you described your own plan to address these obstacles by attaining share price appreciation through presenting at investment conferences and obtaining analyst buy recommendations- the same plan that you have followed for three years. To the best of our knowledge, this year you have presented at a number of different investment forums, and four research reports have been published about Columbus. Still, despite rallies in the market, and in the industrial sector in particular, the stock has shown no signs of being able to sustain any significant appreciation and is trading at under six times the $3.50 per share of cash earnings projected for the current fiscal year. It is time for the board to recognize, as we have, that your efforts to market the company's stock as a means of surfacing shareholder value have failed. Your repeated unwillingness to look to alternative means of enhancing value speaks volumes about management's view of outside shareholders.

         - As we have become more concerned about the disappointing performance of Columbus's share price, we began ourselves to explore and evaluate alternatives for value maximization. Toward that end, Rob Lietzow and I traveled back to Amherst on March 17th of this year to discuss a range of specific alternatives with you. We reported to you that our discussions with numerous blue-chip financial buyers confirmed the opportunity to sell the company at a price that would represent a very substantial premium to the current market price. Given management's interest and operational ability, I encouraged you to consider working with one of these, or any other private equity firm, to develop a plan to sell the company or take it private. We made it clear that, so long as fair value was offered, we were prepared to support such a proposal over others that might not be as attractive to you and other members of management. Simply put, whether involving management, a financial buyer or a strategic buyer, any of such transactions would likely return a large premium to shareholders. Unfortunately, you rejected this suggestion for the same reason you rejected a sale of the company two years ago in July 1997 - not the right time to sell.

         - Our information is that not only have you refused to seek a transaction, but have refused to respond to unsolicited inquiries to even determine what value is available for shareholders. In addition to potential financial buyers, we have also contacted investment bankers and potential strategic acquirers of Columbus. Based on those conversations, we confirmed to our satisfaction that if Columbus's Board of Directors entered upon a value maximization process, a number of qualified purchasers would be willing to acquire the company at a price substantially in excess of the current market price. In doing so we also referred interested parties to Bear Stearns, the company's investment banker, only to learn that all such approaches are being rebuffed, apparently without regard to what offers might be made, and the premiums that might be available.

In light of all the above factors and conversations, we have concluded that the interests of non-management shareholders requires that board control shift to the public shareholders. Accordingly, it is our current intention to nominate an alternative slate for a majority or more of the directors for election at the next annual meeting of shareholders. This slate would be committed to undertaking a value maximization strategy.

By proposing an alternate slate, we plan to give the shareholders of Columbus the opportunity to choose which direction to head their company. We expect and require that incumbent management do nothing that would impede the ability and timing of the shareholders in making that choice. This includes ensuring that the annual meeting be held in a timely fashion, with no more restrictions on shareholders than imposed by the current governing instruments and past practice.

In addition, we fully expect that the company's ESOP, as required by law and fiduciary duties imposed by ERISA, will be voted solely with an eye to maximizing the value of the shares for the benefit of plan participants. As you know, allowing the current management Trustees to vote such shares or use such shares to entrench management, is subject to ERISA fiduciary and "prohibited transaction" provisions and could impose personal liability on ESOP Trustees / Retirement Committee Members for the losses to the Plan, plus applicable penalties.

We have attached a copy of our SEC Form 13D filing which reflects our decision. Please feel free to call me with any questions you might have on our filing or our decision.

Yours truly,

Jeffrey E. Schwarz

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         The Committee is composed of Metropolitan Capital Advisors, Inc., which beneficially owns 366,800 shares of Columbus McKinnon common stock; Metropolitan Capital III, Inc., which beneficially owns 240,600 shares; Lakeway Capital Partners, LLC, which beneficially owns 120,450 shares; Scoggin, Inc., which beneficially owns 322,500 shares; and Scoggin, LLC, which beneficially owns 153,200 shares. The Committee's collective beneficial ownership, including shares owned by certain affiliates of Committee members, of approximately 1,245,545 shares, represents about 8.49% of Columbus McKinnon's outstanding common stock.
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                       ADDITIONAL PARTICIPANT INFORMATION

         In addition to the participants named above, the following individuals and entities also may be deemed to be participants in the Committee's proxy solicitation: Bedford Falls Investors, L.P., of which Metropolitan Capital
Advisors,  L.P.  is the sole  general  partner,  of which  Metropolitan  Capital
Advisors, Inc. is the sole general partner; Metropolitan Capital Advisors International Limited, of which Metropolitan Capital Partners III, L.P. is the investment advisor, of which Metropolitan Capital III, Inc. is the sole general partner; Jeffrey E. Schwarz and Karen Finerman, as shareholders, directors and executive officers of Metropolitan Capital Advisors, Inc. and Metropolitan Capital III, Inc.; Yaupon Partners, L.P. and Yaupon Partners II, L.P., of which Lakeway Capital Partners, LLC is the sole general partner; Robert F. Lietzow, Jr., as managing member of Lakeway Capital Partners, LLC; Scoggin Capital
Management, L.P., of which Scoggin, Inc. is the sole general partner; Scoggin International Fund, Ltd., of which Scoggin, LLC is the investment advisor; and Curtis Schenker and Craig Effron, as shareholders, directors and executive officers of Scoggin, Inc. and managing members of Scoggin, LLC.

         A further description of the interests held by each of the above-named participants is contained in the Schedule 13D filed by the Committee and each of its members on May 6, 1999.